EXHIBIT 99.1

Contact:	Gary Smith
Vice-President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FISCAL FIRST QUARTER 2008 RESULTS

BIRMINGHAM, Ala. (May 24, 2007) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the first quarter ended May 5, 2007.

Financial Highlights

Net sales for the 13-week period ended May 5, 2007 increased 5.5% to $133.8 million compared with $126.9 million for the 13-week period ended April 29, 2006. Comparable store sales increased 0.7% on a comparable store, comparable week basis. Net income for the first quarter was $10.2 million compared with $11.5 million in the prior-year period. Earnings per diluted share was $0.32 compared with $0.35 in the prior year.

Each quarter of fiscal 2008 starts one week later than the same quarter of fiscal 2007, due to the Company’s 2007 fiscal year having 53 weeks versus the normal 52 weeks. This timing shift can have a significant impact on quarterly sales comparisons. The measurement of sales in comparable stores for comparable weeks above is based on sales during the thirteen weeks ended May 5, 2007 in relation to the thirteen weeks ended May 6, 2006. On a fiscal quarter basis, comparing the thirteen weeks ended May 5, 2007 with the thirteen weeks ended April 29, 2006, comparable store sales decreased 2.6%.

Hibbett opened 9 new stores and closed 2 stores during the first quarter, bringing the store base to 620 in 23 states as of May 5, 2007. The Company plans to open 15 to 18 stores and close 2 to 3 stores in the second quarter. The Company plans to open 90 to 95 stores and close 5 to 10 stores in fiscal 2008.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "As expected, the shift of the first week in February from the first quarter into last year’s fourth quarter negatively impacted our overall sales and our comparable store sales on a fiscal basis. Through the first nine weeks of the quarter, the Company was slightly above its earnings per share forecast. A very difficult retail environment in the month of April prevented us from maintaining that earnings pace and led to earnings at the lower end of our guidance for the first quarter of fiscal 2008. Positive sales results in technical apparel, youth products and team sports equipment offset some softness experienced in our urban enclosed mall stores."

Fiscal 2008 Outlook

For the second quarter ending August 4, 2007, the Company expects to report earnings per diluted share of $0.20 to $0.24 with a comparable store sales increase in the high single digits. The Company maintained its EPS guidance for the 52-week period ending February 2, 2008 of $1.30 to $1.35 per diluted share.

Stock Repurchase

During the first quarter, the Company repurchased 338,000 shares of common stock for a total expenditure of $9.9 million, bringing the total shares repurchased since the inception of the program in August 2004 to 4.6 million shares for a total expenditure of $107.2 million. After considering past stock repurchases, $42.8 million of the total authorization remained for future stock repurchases at the end of the first quarter of fiscal 2008.

Investor Conference Call and Simulcast

Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on May 25, 2007, to discuss the first quarter results. The number to call for this interactive teleconference is (913) 981-4905. A replay of the conference call will be available until June 1, 2007, by dialing (719) 457-0820 and entering the passcode, 1448409.

The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2007-first quarter conference call. The live broadcast of Hibbett's quarterly conference call will be available online at www.streetevents.com and www.earnings.com on May 25, 2007, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and continue through June 1, 2007.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and Midwest. The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. For example, our forward looking statements include statements regarding company growth, store opening and closing plans, sales (including comparable store sales), sale shifts and earnings expectations. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business," and "MD&A" sections in our Annual Report on Form 10-K filed on April 4, 2007 and our most recent prospectus supplement filed May 2, 2003. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	First Quarter Ended
	May 5,	April 29,
	2007	2006
Net sales	$133,842	$126,914
Cost of goods sold, including distribution center
and store occupancy costs	88,789	82,774
Gross profit	45,053	44,140
Store operating, selling and administrative expenses	26,031	23,310
Depreciation and amortization	2,920	2,705
Operating income	16,102	18,125
Interest income, net	393	321
Income before provision for income taxes	16,495	18,446
Provision for income taxes	6,268	6,923
Net income	$10,227	$11,523

Net income per common share:
Basic earnings per share	$0.32	$0.35
Diluted earnings per share	0.32	$0.35
Weighted average shares outstanding:
Basic	31,671	32,478
Diluted	32,219	33,131

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	May 5,	April 29,	February 3,
	2007	2006	2007
Assets
Cash and cash equivalents	$18,704	$15,335	$30,367
Short-term investments	292	11,427	--
Accounts receivable, net	3,963	5,209	4,651
Inventories, net	133,371	116,142	125,240
Prepaid expenses and other	6,953	6,072	6,631
Total current assets	163,283	154,185	166,889
Property and equipment, net	42,104	37,860	42,573
Other assets	1,105	3,246	3,391
Total assets	$206,492	$195,291	$212,853

Liabilities and Stockholders’ Investment
Accounts payable	$36,578	$39,954	$42,016
Accrued expenses	15,299	14,374	18,445
Total current liabilities	51,877	54,328	60,461
Non-current liabilities	15,574	14,845	15,751
Stockholders’ investment	139,041	126,118	136,641
Total liabilities and stockholders’ investment	$206,492	$195,291	$212,853

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